                                  EX-99.B11(a)



     Consent of Independent Auditors, Deloitte & Touche

                    [Letterhead of Deloitte & Touche, LLP]
                         Certified Public Accountants

     The Milestone Funds Treasury Obligations Portfolio:

     We consent to the use in Post-Effective Amendment No. 7 to Registration Statement No. 33-81574 of our report dated December 24, 1997, appearing in the Statement of Additional Information which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" and "Independent Auditors" in the Prospectus and "Auditors" in the Statement of Additional Information, which are also included in such Registration Statement.

     /s/Deloitte Touche LLP
     DELOITTE & TOUCHE LLP
     New York, New York
     March 26, 1998